FOR IMMEDIATE RELEASE
April 20, 2012

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2012 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“Bank”) today released its unaudited financial highlights for the quarter ended March 31, 2012.

“After a solid 2011, we are off to an excellent start to 2012,” said Alfred A. DelliBovi, president and CEO of the Bank.  “Our strong performance throughout the first quarter reflects our responsible, conservative business model, which allows us to remain a reliable source of funding for our members – the local lenders who continue to drive job growth and economic development in communities across our region.  I am very proud of the team we have at the FHLBNY, and these results demonstrate how fortunate we are to have them working together.”

Highlights from the first quarter of 2012 include:

•	Net income for the quarter was $101.9 million, an increase of $30.9 million, or 43.6 percent, from net income of $71.0 million for the first quarter of 2011. Return on average equity (“ROE”) for the quarter was 8.17 percent, compared to an ROE of 5.74 percent for the first quarter of 2011.

•	As of March 31, 2012, total assets were $95.7 billion, a decrease of $2.0 billion, or 2.0 percent, from total assets of $97.7 billion as of December 31, 2011. As of March 31, 2012, advances were $72.1 billion, an increase of $1.2 billion, or 1.7 percent, from $70.9 billion at December 31, 2011.

•	As of March 31, 2012, total capital was $5.2 billion, an increase of $156 million, or 3.1 percent, from $5.0 billion as of December 31, 2011. In addition, the Bank’s unrestricted retained earnings increased during the quarter by $24 million to $746 million as of March 31, 2012. The Bank also grew its restricted retained earnings by $20.4 million in the quarter to $44.4 million as of March 31, 2012. At March 31, 2012, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank currently expects to file its Form 10-Q for the first quarter of 2012 with the U.S. Securities and Exchange Commission on or before May 11, 2012.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves over 340 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.